March 8, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Irwin Financial Corp.(copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K/A of Irwin Financial Corp. dated February 18, 2006. We agree with the statements concerning our Firm in such Form 8-K/A.

Very truly yours,

/s/ PricewaterhouseCoopers LLP